Exhibit 21.1
Intel Corporation
Subsidiaries1

Subsidiaries of the Registrant	State or Other Jurisdiction of Incorporation
Intel International, Inc.	California, U.S.
Intel Commodities Limited	Cayman Islands
Intel Capital Corporation	Delaware, U.S.
Intel Overseas Funding Corporation	Cayman Islands
Cyclops Holdings, LLC	Delaware, U.S.
Intel Americas, Inc.	Delaware, U.S.
Intel Technology (US), LLC	California, U.S.
Altera Corporation	Delaware, U.S.
Intel Benelux B.V.	Netherlands
Intel Holdings B.V.	Netherlands
Altera International, Inc.	Cayman Islands
Intel Finance B.V.	Netherlands
Intel Corporation (UK) Ltd.	United Kingdom
Intel Technologies, Inc.	Delaware, U.S.
Intel Ireland Limited	Cayman Islands
Intel Electronics Ltd.	Israel
Mobileye Vision Technologies Ltd.	Israel
Habana Labs Ltd.	Israel
Intel Semi Conductors Ltd.	Israel
Intel Semiconductor (Dalian) Ltd.	China
Intel Technology Sdn. Berhad	Malaysia
Intel Semiconductor (US) LLC	Delaware, U.S.
Intel Products (Chengdu) Ltd.	China
Intel Hong Kong Holding Limited	Hong Kong
Intel China Finance Holding (HK) Limited	Hong Kong

1    As of December 26, 2020. Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other Intel Corporation subsidiaries are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of December 26, 2020.